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                                                                    EXHIBIT 11.1
           PEERLESS GROUP, INC.

    COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE INFOMATION)

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
                                                      Year Ended December 31,
                                                      -----------------------
                                                       1994     1995     1996
                                                      -----     ----     ----
EARNINGS (LOSS)

Net income (loss).................................  $ (565)   $1,830   $2,293

Less accretion to redemption value relating to
 redeemable common stock .........................     (51)      (58)     (44)
                                                    ------    ------   ------

Adjusted net income (loss)........................  $ (616)   $1,772   $2,249
                                                    ======    ======   ======

SHARES

Weighted average common shares outstanding (1) ...   1,949     1,976    2,745
Common shares issued on assumed exercise of stock
  options and warrants ...........................       -     1,799    1,530
Less shares assumed repurchased ..................       -      (127)    (220)
                                                    ------    ------   ------

Weighted average common and common equivalent
   shares ........................................   1,949     3,648    4,055
                                                    ======    ======   ======
Earnings (loss) per common and common equivalent
  share...........................................  $(0.32)    $0.49    $0.55
                                                    ======    ======   ======
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(1)  Includes, for all periods presented, shares of the Company's common stock and options and warrants to purchase shares of the Company's common stock which have been issued within one year of the initial public offering date, in accordance with Staff Accounting Bulletin No. 83.